Exhibit 15.9

June 12, 2017

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the principal accountants for Infosys Limited and subsidiaries (“the Company”) and, under the date of June 12, 2017, we reported on the consolidated financial statements of the Company as of and for the years ended March 31, 2017 and 2016 and the effectiveness of internal control over financial reporting as of March 31, 2017. On January 13, 2017, we were notified that the Company is engaging Deloitte Haskins & Sells, LLP as its principal accountant for the year ending March 31, 2018. Further, we were notified that the auditor-client relationship with KPMG will cease upon completion of the audits of Infosys Limited’s consolidated financial statements as of and for the year ended March 31, 2017 and the audit of effectiveness of internal control over financial reporting as of March 31, 2017 and the issuance of our reports thereon. On June 12, 2017, we completed our audit and the auditor-client relationship ceased. We have read the Company’s statements included under Item 16F of its Form 20-F dated June 12, 2017, and we agree with such statements except we are not in a position to agree or disagree with the Company’s statement that Deloitte Haskins & Sells, LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or the effectiveness of internal control over financial reporting.

Very truly yours,

KPMG

Bengaluru, India